October 18, 1995


BY FAX - (713) 558-8384
Dr. Kwok C. Chan
LCT, Inc.
1155 Dairy Ashford Road, Suite 500
Houston, Texas  77079

BY FAX - (713) 558-8384
Mr. John E. Bain
LCT, Inc.
1155 Dairy Ashford Road, Suite 500
Houston, Texas  77079

BY FAX - (713) 558-8384
Dr. Thomas R. LaFehr
LCT, Inc.
1155 Dairy Ashford Road, Suite 500
Houston, Texas  77079

Dear Kwok, John and Tom:

     This letter will set forth our agreement with respect to the acquisition by the employees of LaFehr & Chan
Technologies, Inc. ("LCT") of a partial ownership therein.

     As you know, Geodynamics Corporation ("Geodynamics") is entering into an agreement for the acquisition of Geodynamics by Logicon Inc. ("Logicon"). Because the business of LCT is very different from the business of Logicon and from the other businesses of Geodynamics, Logicon does not wish its acquisition of Geodynamics to include the ownership of LCT and accordingly Geodynamics has concluded to distribute its stock of LCT to the Geodynamics shareholders at the time of the Logicon acquisition. The acquisition of Geodynamics by Logicon, and therefore also the distribution of the LCT stock to the Geodynamics shareholders, is subject to the approval of the shareholders of Geodynamics at a special meeting to be called for that purpose. Substantially all of the former shareholders of LCT are employees of LCT. Those same persons are entitled to an Earnout Amount provided for in the June 9, 1994 Acquisition Agreement (the "Acquisition Agreement") between Geodynamics and the former LCT shareholders. The LCT employee - former shareholders - wish to have a substantial ownership in LCT if its stock is to be distributed to the Geodynamics shareholders and if it is consequently to become an independent public company. The Board of Directors of Geodynamics has concluded that such substantially increased ownership by the LCT employees is in the best interests of the Geodynamics shareholders as it will maximize the incentive of the employees to enhance the performance and value of LCT.

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     In view of the foregoing, you and we hereby agree as
follows:

     1. The Earnout Amount under the Acquisition Agreement will be $2,057,750, based on a margin determination of 18 percent and a revenue determination of $6,500,000. The Earnout Amount will be paid in accordance with the provisions of the Acquisition Agreement. Notwithstanding the foregoing, if Geodynamics or you in good faith believe, for various reasons including as a result of the financial performance of LCT during the final months of 1995, that the Earnout Amount will vary by more than five percent in either direction from $2,057,750, either party may elect, in consideration for a cash payment to the other of $10,000 on or before January 15, 1996, to cause the Earnout Amount to be determined and paid in accordance with the provisions of the Acquisition Agreement.

     2. Provided that the acquisition of Geodynamics by Logicon is to be completed and the stock of LCT is to be distributed to the Geodynamics shareholders, the employees of LCT who are its former shareholders will purchase a number of shares of LCT sufficient to constitute them the owners of an additional 33 percent of its stock after the distribution of its stock to the Geodynamics shareholders as described above. The price for such LCT stock shall be determined as set forth on Exhibit A attached hereto. You recognize that the foregoing price for 33 percent of LCT's stock may well represent a premium over the traded market price of the stock in view of the effective corporate control in all likelihood represented by such 33 percent. You also acknowledge that you have made your investment decision to purchase LCT stock independently and without any warranties or representations by Geodynamics.

     3. The LCT stock provided for in paragraph 2 shall be registered under applicable federal and state securities laws. Notwithstanding the foregoing, the three of you agree that without the consent of the Board of Directors of LCT, your portions of the purchased LCT stock will not be resold in the public market for 180 days after your purchase of the stock.

     4. You have expressed understandable concern about certain aspects of the structure of LCT following the stock purchase described above and accordingly it is hereby agreed that:

     (a) Geodynamics and LCT will each utilize their best efforts to obtain for LCT a working capital line of credit of $1 million, or as large a portion thereof as possible, on reasonable terms and conditions.

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     (b) LCT will bear up to $165,000 of legal, accounting
         and printing expenses in connection with the transfer of its stock from Geodynamics to the Geodynamics shareholders and the purchase of its stock by the LCT employees, with such expenses subject to reasonable verification by LCT.
         Notwithstanding the foregoing, the amount of such expenses to be borne by LCT shall not exceed
         16.5 percent of the line of credit described in paragraph (a) above.

     (c) LCT shall adopt an incentive stock option plan covering shares equal to ten percent of its initial outstanding shares following the stock distribution to the Geodynamics shareholders and the stock purchase by the LCT employees. Options covering one-half of such shares shall be initially issued to key employees of LCT in such amounts and with such terms as is determined by the management and Board of Directors of LCT.

     (d) LCT shall issue warrants to each of the three of you to allow each of you to purchase LCT stock equal to .5 percent of its initial outstanding shares following the above described stock distribution and stock purchase. The price for the exercise of such warrants shall be the average closing market price of LCT stock for its first ten trading days following the first Monday after your purchase of the LCT stock and such warrants shall be exercisable in whole or in part for up to ten years. The special stock options previously issued by Geodynamics to each of the three of you shall upon the issuance of such warrants be cancelled and of no further effect.

     (e) The spec data limited liability company arranged by the former LCT shareholders pursuant to the provision therefor in the Acquisition Agreement will not be utilized (but the Earnout Amount will be computed as if such limited liability company had been utilized in the event the election described in paragraph1 above is made).

     (f) To the extent that the participation in the LCT stock purchase is less than that of one hundred percent of the LCT employee-former shareholders, the 33 percent ownership of LCT acquired and the purchase price therefor will be proportionately reduced. The three of you will purchase your pro rata share of the 33 percent of LCT stock and the remaining former LCT shareholders may acquire their pro rata interest up to an aggregate of 33 percent ownership of the LCT stock.

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     (g) Prior to the completion of the acquisition of
         Geodynamics by Logicon, LCT will be operated by the management of LCT, subject to the supervision of the Board of Directors of Geodynamics, in the ordinary course of business consistent with past practices including maintenance of normal and reasonable working capital (considering historical, current and foreseeable circumstances) and the distribution of any available cash in excess of the foregoing to Geodynamics. LCT shall be responsible for the payment from and after September 1, 1995 of all of its expenses and liabilities, including expenses of Santa Barbara-based personnel for that period and any liability for that period for income taxes arising from its operations, but excluding any expense or liability with respect to any other indebtedness to Geodynamics and Bank of America. This provision will not apply to the Earnout Amount computation which will be determined in accordance with the Acquisition Agreement except as otherwise expressly set forth herein.

     5. Upon the completion of the transactions provided for in this agreement, the parties hereto, including LCT, shall unconditionally, irrevocably and forever release Geodynamics (and its successors), and their respective officers, directors, attorneys, accountants (except with respect to the opinion described in Section 6 below), agents and financial advisors with respect to all claims and matters, of any kind or nature, including claims and matters related to the transactions provided for in this Agreement. LCT will endeavor on a reasonable best efforts basis to obtain the execution by each former LCT shareholder who participates in the purchase of LCT's stock hereunder, after consultation with counsel as they deem appropriate, of a similar agreement containing the above described release in favor of Geodynamics, et al.

         LCT will unconditionally and irrevocably indemnify and hold harmless Geodynamics, and its successors and assigns, and their respective officers, directors, attorneys, accountants, employees, and agents with respect to all claims of any kind or nature relating to the transactions provided in this Agreement, including attorneys fees and costs incurred to enforce this indemnification, which claims are made by a former LCT shareholder who does not execute the above described release.

         Upon the completion of the transactions provided for in this Agreement, Geodynamics shall unconditionally, irrevocably and forever release you and LCT, and its successors, and its officers, directors, attorneys, accountants (except with respect to the opinion described in Section 6 below), agents and financial advisors, with

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respect to all claims and matters, of any kind or nature,
including claims and matters relating to the transactions provided for in this agreement.

     6. The obligations of Geodynamics Corporation, and you, will be subject to, and the agreements hereunder are conditioned upon, a favorable written tax opinion approved by Geodynamics and you, which approvals will not be unreasonably withheld, and if this opinion is not secured, this agreement will terminate ab initio.

     7. You acknowledge that you have sought the advice of independent legal counsel prior to the execution of this Agreement.


     8. In the event of a sale of LCT to a third party, the terms hereof will continue to bind the parties. In that connection, Geodynamics shall take all steps that it can to protect LCT's confidential information from disadvantageous disclosure to and use by LCT's competitors, and LCT shall do the same.

     9. Nothing herein contained shall be used to modify the Acquisition Agreement if either party exercises its right to request a recomputed earnout as set forth in Paragraph 1 hereof (except for the limited liability company agreement in paragraph 4(e)).

    10. This agreement shall not be modified except in writing with the concurrence of all parties hereto.

     The agreement set forth herein shall to the extent deemed appropriate by our respective counsel be supplemented by mutually agreed upon more detailed documentation. Please indicate your concurrence in this agreement by signing below. This agreement may be executed in counterparts by facsimile.


                           Very truly yours,

                           GEODYNAMICS CORPORATION


                           /s/ Bruce J. Gordon
                           By: BRUCE J. GORDON
                                President

Attachment: Pricing of LCT Shares for Acquisition by
              Prior LCT Shareholders

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Agreed to this 18th day of October, 1995.


/s/ Kwok Chan
KWOK CHAN


/s/ John Bain
JOHN BAIN


/s/ Thomas R. LaFehr
THOMAS R. LAFEHR


LaFehr & Chan Technologies, Inc.

By: /s/ Kwok C. Chan
        KWOK C. CHAN
         President


































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